Exhibit 99.1

February 24, 2011

Tri-Valley Corporation Reaches Favorable Settlement in Litigation Related to Lenox Ranch Oil and Gas Leases in Pleasant Valley Project

Primary Term Extended for Three Years; Certain Payments to Lessors Waived

Company Provides Update on Progress at its Claflin Project

BAKERSFIELD, Calif.  Tri-Valley Corporation (NYSE Amex: TIV) today announced a favorable settlement of lease termination litigation brought in 2009 by the lessors of its Lenox Ranch oil and gas leases located in its Pleasant Valley oil sands project near Oxnard, California. Under the terms of the settlement agreement signed on February 22, 2011, the primary term of the leases has been extended by three years until May 1, 2014. The settlement agreement also extends to May 1, 2013 a requirement to drill a new exploration well below a depth of 6,000 feet, and it removes a previous requirement for Tri-Valley to relinquish the oil and gas rights below 6,000 feet if commercial production is not established by May 1, 2013. In addition, the lessors have waived payment of their 2009 and 2010 annual surface rentals and minimum royalties.

Tri-Valley also provided an update on its initiative to expand oil production at its Claflin project in the Edison Oil Field, near Bakersfield, California. The Company expects to commence permit work early next month as part of its previously announced 3-D seismic study of the Claflin and Brea leases, with seismic recording to follow in late March or early April. The 3-D seismic program will allow the Company to optimize its development drilling on the leases which will include some horizontal wells. With the current tight drilling rig market, Tri-Valley is working to secure a rig to commence drilling the first of five wells in early April which could allow oil production from the new wells to start by June 2011.

“The favorable litigation settlement on the Lenox property preserves an important opportunity for Tri-Valley and its partners in the Pleasant Valley oil sands project where over $7 million has been invested in the property, including a new horizontal well that was drilled in late 2008,” said Maston N. Cunningham, President and CEO of Tri-Valley Corporation. “We are reviewing plans for start-up of cyclic steam stimulation production from the new well which has been delayed largely due to the litigation that started in 2009.”

“We are also very pleased with the progress we have made in a short time in developing the Claflin project,” continued Mr. Cunningham. “The 3-D seismic data will allow better precision in selecting the well locations, and better geologic control during our drilling operations, especially for the horizontal wells which we have planned for the project.”

Litigation Settlement

In September 2009, the lessors of the Lenox and Snodgrass oil and gas leases filed a quiet title action against Tri-Valley, seeking termination of the leases. The Company had drilled one horizontal well, reworked several others on the leases, and upgraded surface facilities on the property. Operations were initially suspended in early 2009, pending the installation of an improved electric distribution system required by a local regulatory body to address air emissions standards, and delayed further by the litigation.

The lawsuit was filed at the Superior Court in Ventura County, California. Under the terms of the settlement, effective February 22, 2011, the related oil and gas leases have been amended as follows:

•	Primary term of the leases has been extended by three years until May 1, 2014.

•	The deadline for drilling one exploration well below 6,000 feet has been extended to May 1, 2013.

•	The requirement to relinquish the “deep rights” if no commercial production below 6,000 feet is established by May 1, 2013 has been removed.

•	Lessors have waived payment of 2009 and 2010 annual surface rentals and minimum royalties.

“The settlement has resolved a significant uncertainty for the Company, and we are very pleased that the outcome of this litigation was favorable for Tri-Valley,” Mr. Cunningham concluded. “With this litigation now behind us, we look forward to maintaining a good business relationship for the mutual benefit of the Lenox Ranch lessors, our partners and shareholders as we move forward to develop the Lenox property.”

Tri-Valley was represented in the litigation by Luna & Glushon, Century City, California, which handled all pre-trial pleadings and discovery and represented Tri-Valley at a bench trial during January 2011, resulting in a favorable tentative ruling by the Court. The Managing Partner of Luna & Glushon, Dennis Luna, who assisted Tri-Valley in the original lease negotiations, was the principal witness on behalf of Tri-Valley at the trial. The settlement was also negotiated by Luna & Glushon to resolve the matter prior to a final judgment by the Court.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events, and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events, and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and in “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" as disclosed in the Company’s Quarterly Report on Form 10-Q for the most recent quarter ended September 30, 2010.

Contacts:

Tri-Valley Corporation
John Durbin, 661-864-0500
jdurbin@tri-valleycorp.com
or
Investor Contacts:
EVC Group, Inc.
Doug Sherk/Jenifer Kirtland, 415-896-6820
dsherk@evcgroup.com
jkirtland@evcgroup.com
or
Media Contact:
EVC Group, Inc.
Chris Gale, 646-201-5431
cgale@evcgroup.com

Source: Tri-Valley Corporation